Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

ONEOK, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(c), Rule 457(f)(1), Rule 457(f)(3)	136,615,445	(1)(2)	N/A	$7,015,110,961.50	(3)	0.00011020	$773,065.23
Fees Previously Paid	N/A	N/A	N/A	N/A		N/A	N/A			N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A			N/A				N/A	N/A	N/A	N/A
	Total Offering Amounts						$7,015,110,961.50			$773,065.23
	Total Fees Previously Paid									N/A
	Total Fee Offsets									N/A
	Net Fee Due									$773,065.23

(1)	Represents the estimated maximum number of shares of Common Stock, par value $0.01 per share (the “Shares”), of the registrant, ONEOK, Inc. (the “Company”) to be issued upon the completion of the Company’s merger with Magellan Midstream Partners, L.P. (“Magellan”) pursuant to the merger described in the Company’s joint proxy statement/prospectus (the “merger”). This number is based on Shares to be issued to unitholders of Magellan in connection with the merger in exchange for up to 204,820,758 common units of Magellan including (i) up to 202,195,600 common units of Magellan, and (ii) up to 2,625,158 common units of Magellan issuable pursuant to Magellan equity awards, multiplied by 0.667, the exchange ratio under the Merger Agreement described in the Company’s joint proxy statement/prospectus.

(2)	Pursuant to Rule 416(a) of Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) of the Securities Act. The proposed maximum aggregate offering price of the Company Shares was calculated as follows: (i) the product of $59.25, the average of the high and low prices of Magellan’s common units, as reported on the New York Stock Exchange on June 12, 2023, and 204,820,758, the maximum number of Magellan common units and common units of Magellan issuable pursuant to Magellan equity awards that may be converted into the securities being registered less (ii) cash consideration of $25.00 payable by the Company with respect to each common unit of Magellan, as permitted by 457(f)(3).